Sunworks Reports First Quarter 2018 Results

New Bookings Increase 45.9% Year-over-Year to $37.5 Million

ROSEVILLE, Calif. May 15, 2018 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the first quarter ended March 31, 2018.

Chuck Cargile, Sunworks Chief Executive Officer said, “Our first quarter 2018 financial results were consistent with our expectations – marked by low seasonal installation revenue but also reflected lower operating expenses for the third straight quarter and a near 50% increase in new project bookings compared with the first quarter of 2017. We are confident that the new project bookings secured in the first quarter will drive higher quarterly revenue and operating profit in subsequent quarters.”

First Quarter 2018 Summary:

●	New bookings of $37.5 million reported for the first quarter of 2018 – an increase of 45.9% versus the $25.7 million reported in the prior year first quarter.

●	Revenue of $13.4 million for the first quarter of 2018 declined 6.3% versus the comparable period of 2017 due primarily to continued weakness in the overall market for residential solar installations.

●	Gross margin of 17.9% for the first quarter of 2018 versus 19.4% for comparable period of 2017. The company noted that there were no significant negative adjustments to cost of sales during the quarter indicating that the clean-up of estimates for jobs in progress was concluded in the fourth quarter of 2017.

●	Selling, general and administrative expenses of $4.1 million for the first quarter of 2018 declined 23.8% versus the comparable period of 2017.

2018 Expectations:

●	Management noted that although it is difficult to predict the quarterly timing of installation revenue, they expect to generate more than $72 million of revenue in the remaining quarters of 2018, which will represent a double-digit percentage increase compared with the full year of 2017.

●	Management expects the company to generate positive earnings before interest, taxes, depreciation, amortization and stock compensation expense (Adjusted EBITDA) for the full year of 2018.

●	The company expects to generate positive cash flow for the remainder of 2018.

Commenting on the outlook for 2018, Mr. Cargile stated, “We are far from complete with the transformation of Sunworks, but we continue to make positive progress. After the end of the first quarter, we secured a $3.75 million loan, which is non-dilutive to our shareholders and will provide us with the liquidity we need to complete the installations from our current projects in progress as well as the high level of new project bookings we have received in 2018. We also strengthened our board of directors with the addition of Daniel Gross and Joshua Schechter. While one-time expenses related to this financing and the changes to our board may impact our profitability in the second quarter, our focus is to return to sustainable profitability in the second half of the year and generate positive cash flow from operations. We are well positioned to achieve positive adjusted EBITDA for the full year of 2018 and we are committed as an organization to enhance value for all of our shareholders.”

Conference Call Details

Management will host a conference call to discuss these results on Tuesday May 15, 2018 at 4:30 p.m. ET (1:30 pm PT). To access the call, please dial 1-877-407-0778 (toll free) or 1-201-689-8565. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.ir.sunworksusa.com. All participants should call or access the website approximately five minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) or 1-201-689-8565 and using the replay ID #29528 until 10:00 a.m. ET on May 29, 2018.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All our employees uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017

(in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,555	$6,356
Restricted cash	475	475
Accounts receivable, net	7,167	11,330
Inventory, net	6,578	4,450
Contract assets	3,716	3,790
Other current assets	166	2,081

Total Current Assets	19,657	28,482

Property and Equipment, net	1,140	1,233

Other Assets
Other deposits	71	68
Goodwill	11,364	11,364

Total Other Assets	11,435	11,432

Total Assets	$32,232	$41,147

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,690	$13,090
Contract liabilities	4,805	7,288
Customer deposits	2,801	2,905
Loan payable, current portion	231	229
Acquisition convertible promissory note, current portion	757	606

Total Current Liabilities	18,284	24,118

Long Term Liabilities
Loan payable	208	267
Convertible promissory notes	149	149
Acquisition convertible promissory notes	555	707
Warranty liability	277	246
Total Long Term Liabilities	1,189	1,369
Total Liabilities	19,473	25,487

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 1,506,024 shares issued and outstanding	2	2
Common stock, $.001 par value; 200,000,000 authorized shares; 23,150,930 and 20,853,921 shares issued and outstanding, respectively	23	23
Additional paid in capital	72,232	72,000
Accumulated Deficit	(59,498)	(56,365)

Total Shareholders’ Equity	12,759	15,660

Total Liabilities and Shareholders’ Equity	$32,232	$41,147

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(in thousands, except share and per share data)

	Three Months Ended (unaudited)
	March 31, 2018	March 31, 2017

Revenue	$13,447	$14,350

Cost of Goods Sold	11,036	11,572

Gross Profit	2,411	2,778

Operating Expenses
Selling and marketing expenses	1,123	1,747
General and administrative expenses	2,664	3,329
Stock based compensation	232	217
Depreciation and amortization	95	103

Total Operating Expenses	4,114	5,396

Loss before Other Income/(Expenses)	(1,703)	(2,618)

Other Income/(Expenses)
Other income (expenses)	(5)	(43)
Interest expense	(20)	(244)

Total Other Income/(Expenses)	(25)	(287)

Loss before Income Taxes	(1,728)	(2,905)

Income Tax Expense	-	-

Net Loss	$(1,728)	$(2,905)

(LOSS) PER SHARE:
Basic	$(0.07)	$(0.14)
Diluted	$(0.07)	$(0.14)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	23,150,930	21,264,046
Diluted	23,150,930	21,264,046